Exhibit 99.1

Valassis Reports $0.43 EPS on 7.6% Revenue Gain in Third Quarter

$1 Billion in Revenue Within Company’s Reach

        LIVONIA, Mich., Oct. 21 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, today announced financial results for the third quarter ended Sept. 30, 2004. The company reported quarterly revenues of $247.6 million, up 7.6% from the third quarter of 2003. Third-quarter net earnings were $22.4 million, or $0.43 in earnings per share (EPS), at the top of the previously published quarterly EPS range of $0.37 to $0.43.

        “Strong demand for our diversified product portfolio and integrated marketing solutions has driven another quarter of solid revenue growth,” said Alan F. Schultz, Chairman, President and CEO. “While we still have more selling to do in the fourth quarter, we have the opportunity to reach the significant milestone of $1 billion in revenue for 2004.”

        Schultz then commented on the company’s co-op free-standing insert (FSI) price improvement initiative. “During the past quarter, we have seen some evidence of an improving pricing environment in the FSI industry. Since these observations are based on customer-specific events, the question is whether these positive signs will continue as various pricing scenarios unfold. For now, we are encouraged by these developments and we will continue to build on the FSI pricing strategy we announced on the previous earnings call.”

        Detailed guidance for 2005 follows later in this press release.

        Valassis will hold an investor call today to discuss its third-quarter results at 11 a.m. (EDT). The call-in number is (800) 366-7417. The call will simulcast on the company’s Web site, at http://www.valassis.com, and replay through Nov. 3, 2004 at (800) 405-2236, pass code 566836. This press release and the Webcast will be archived on the company’s Web site under “Investor.”

        FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	% Change	Sept. 30, 2004	Sept. 30, 2003	% Change
Total Revenues	$247.6	$230.1	7.6%	$741.8	$678.2	9.4%
Earnings Prior
to Refinance
Charge	$22.4	$26.7	-16.0%	$73.9	$82.7	-10.6%
Refinance Charge,
net of tax *	$0.0	$0.0	n/a	$0.0	$2.5	n/a
Net Earnings	$22.4	$26.7	-16.0%	$73.9	$80.2	-7.9%
EPS, diluted	$0.43	$0.51	-15.7%	$1.41	$1.54	-8.4%
EPS, Prior to
Refinance
Charge,
diluted	$0.43	$0.51	-15.7%	$1.41	$1.58	-10.8%

*	A $2.5 million refinance charge, net of tax, was incurred in May of 2003 related to the partial buy-back of the convertible debt issued in 2001.

        Mass Products - Products that reach large markets at a low cost: Co-op free-standing insert (FSI) revenues for the third quarter were down 5.2% to $117.0 million, due to a reduction in co-op FSI pricing. Management noted there was solid co-op FSI industry unit growth for the ninth consecutive quarter. Run of press (ROP) revenues, generated from the brokering of advertising space on behalf of newspapers, were up 14.3% in the third quarter to $21.6 million.

        Cluster Targeted Products - Products that reach neighborhoods based on geographic and demographic characteristics: Cluster Targeted product revenues were up 19.0%, versus the third quarter of 2003, to $72.7 million, with particularly strong demand from the direct marketing customer segment. The gross margin percentage for the Cluster Targeted products segment continued to improve, rising over 250 basis points year over year.

        1 to 1 Products - Products and services that pinpoint individuals or households to build loyalty to a brand: The 1 to 1 product revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail. 1 to 1 revenues increased 82.5% to $14.6 million for the quarter. This robust growth was driven by increased demand for direct mail programs based on frequent shopper data. On Sept. 17, 2004, the company acquired Catalina Marketing’s direct mail division, Catalina Direct Marketing Services, positioning Valassis as the clear leader in frequent shopper-based direct mail programs. This acquisition contributed less than $750,000 in revenue during the quarter.

        International & Services - Marketing products and services available in the United States, Canada, France, Germany, Italy, Mexico, Spain and the United Kingdom: International & Services is comprised of NCH Marketing Services (NCH), Valassis Canada and Promotion Watch. International & Services revenues were $21.7 million for the third quarter, up 16.0% year over year. This increase is being driven by continued strength in the company’s international business with substantial growth from Canada.

        Costs and Expenses

        FSI cost of goods sold was up slightly for the third quarter on a cost per thousand (CPM) basis due to an increase in the cost of paper. Net interest expense was down 22.2% to $2.1 million for the quarter. SG&A expense was up 9.6% to $31.9 million for the third quarter due to increases in performance- based incentive plans and investments being made in future growth opportunities.

        Debt Position/Share Repurchase

        The company’s debt position, net of cash, was $68.6 million at quarter- end. During the third quarter, the company repurchased 345,400 shares of its stock. The company ended the quarter with $205.1 million in cash. During the December 2004 Board of Directors meeting, the company will consider various future uses of cash.

        Outlook

        For the year ending Dec. 31, 2004, management indicated they are increasing the annual revenue guidance since the company is driving toward $1 billion in revenue for the year, which could result in approximately 10% revenue growth year over year. Management also indicated they plan on being at the high-end of the most recently stated earnings per share range for 2004 of $1.73 to $1.85.

        For the full year 2005, the company expects revenue to be up by a mid- single digit percentage. The company expects earnings per share for 2005 to be between $1.80 and $2.00.

        “2005 will be a year of transition,” said Schultz. “While we are cautiously optimistic about the co-op FSI pricing environment, it is important to note that even with a positive change in the pricing environment, it would take time to replace lower-priced contracts. In the meantime, our diversified product portfolio continues to expand in its contribution, our integrated solutions are experiencing increased demand from our growing customer base and our cash position is strong. We will continue to leverage these strengths to generate substantial earnings per share and cash flow.”

        The following assumptions from management contributed to its projections for 2005:

        * Macro trends observed in 2004 are expected to continue in 2005. Advertising and marketing dollars are expected to continue to move to promotional media that consumers invite into the home. It is anticipated that customers will continue to link marketing spending to revenue generation, leading marketers to choose promotional alternatives that provide measurable return on investment. Customer marketing budgets are projected to be up moderately and continued economic recovery should lead to additional new product introductions. Market leaders in the consumer packaged goods industry should continue to drive increased promotional and co-op FSI spending. Marketing dollars should also shift to home-delivered promotional media due to increases in television fragmentation, the rise of television commercial blocking products, growth in commercial-free radio programming and greater participation in the National Do Not Call list.

        * FSI revenues are expected to be down by a percentage in the low-single digits due to lower pricing on contracts negotiated in 2003 and 2004 that will affect co-op FSI business placed in 2005. These lower prices are offset to some extent by an expected increase in industry units. The 2005 published date schedule includes 41 dates, the same number of dates as in 2004. The company anticipates it will publish 12 custom co-ops (FSIs sponsored by a single customer) in 2005. FSI circulation is expected to remain relatively flat at 58.7 million households.

        * Run of Press (ROP) revenues and net operating profits are expected to be up 5% to 10% year over year.

        * Cluster Targeted revenues are expected to be up 10% to 15% due to continued customer expansion.

        * 1 to 1 revenues are expected to be up 20% to 25%, driven by the strong growth of direct mail programs based on frequent shopper data.

        * International & Services revenues are expected to be up by a percentage in the mid-single digits. The company will continue testing new media products and services with anticipation of enhancing this segment’s long-term growth rate.

        * Costs and expenses: Cost of goods sold on a CPM basis for the FSI is expected to be up by a percentage in the low-single digits due to anticipated increases in paper. The company has placed approximately 85% to 90% of its FSI paper requirements for 2005 under long-term contracts with pricing collars. SG&A is expected to be up approximately 5%, as a result of the September 2004 acquisition of Catalina’s Direct Marketing Services division, continued investment in several growth initiatives and normalized inflationary growth.

        * Free cash flow (after capital expenditures) is projected to be between $90 million to $100 million for the year. Capital expenditures will be approximately $20 million in 2005.

        * The number of Integrated Solutions, advertising or promotional campaigns using three or more of the company’s products synergistically, is expected to be approximately 75 in 2005.

        The company will provide 2005 quarterly guidance in February, when it announces earnings for the fourth quarter of 2004.

        About Valassis

        Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services. Valassis has been listed as one of Fortune magazine’s “Best Companies to Work For” for seven consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

        Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

Assets	Sept. 30 2004	Dec. 31, 2003
Current assets:
Cash and cash equivalents	$205,137	$207,360
Accounts receivable	232,772	206,908
Inventories	24,176	20,992
Deferred income taxes	2,381	2,426
Other	15,633	18,937
Total current assets	480,099	456,623
Property, plant and equipment, at cost	223,967	214,434
Less accumulated depreciation	(137,220)	(127,559)
Net property, plant and equipment	86,747	86,875
Intangible assets	208,429	205,293
Less accumulated amortization	(73,991)	(73,831)
Net intangible assets	134,438	131,462
Investments and advances to investees	3,835	3,553
Deferred income taxes	6,828	6,935
Other assets	7,469	7,306
Total assets	$719,416	$692,754

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

Liabilities and Stockholders’ Equity	Sept. 30 2004	Dec. 31, 2003
Current liabilities:
Current portion, long-term debt	$ --	$51,842
Accounts payable and accruals	259,367	245,639
Progress billings	44,524	51,694
Total current liabilities	303,891	349,175
Long-term debt	273,728	259,819
Other liabilities	7,980	7,701
Stockholders’ equity:
Common stock	631	631
Additional paid-in capital	24,459	34,902
Retained earnings	464,672	390,784
Treasury stock	(357,679)	(351,962)
Accumulated other comprehensive gain	1,734	1,704
Total stockholders’ equity	133,817	76,059
Total liabilities and stockholders’ equity	$719,416	$692,754

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Sept. 30, 2004	Quarter Ended Sept. 30, 2003	% Change
Revenue	$247,647	$230,065	+ 7.6%
Costs and expenses:
Costs of products sold	178,673	156,039	+ 14.5%
Selling, general and
administrative	31,934	29,124	+ 9.6%
Total costs and expenses	210,607	185,163	+ 13.7%
Earnings from operations	37,040	44,902	- 17.5
Other expenses and income:
Interest expense	2,376	3,297	- 27.9
Other (income) and expenses	(242)	(570)	- 57.5
Total other expenses and
income	2,134	2,727	- 21.7
Earnings before income taxes	34,906	42,175	- 17.2
Income taxes	12,467	15,458	- 19.3
Net earnings	$22,439	$26,717	- 16.0
Net earnings per common share,
diluted	$0.43	$0.51	- 15.7
Weighted average shares outstanding,
diluted	52,036	52,317	- 0.5
Supplementary Data
Amortization	$53	$54
Depreciation	3,395	3,475
Capital expenditures	4,371	6,314

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	9 Months Ended Sept. 30, 2004	9 Months Ended Sept. 30, 2003	% Change
Revenue	$741,771	$678,221	+ 9.4%
Costs and expenses:
Costs of products sold	523,410	452,387	+ 15.7%
Selling, general and
administrative	95,363	87,441	+ 9.1%
Total costs and expenses	618,773	539,828	+ 14.6%
Earnings from operations	122,998	138,393	- 11.1%
Other expenses and income:
Interest expense	8,590	9,890	- 13.1%
Refinancing charge	--	3,868
Other (income) and expenses	(1,262)	(1,738)	- 27.4%
Total other expenses and
income	7,328	12,020	- 39.0%
Earnings before income taxes	115,670	126,373	- 8.5%
Income taxes	41,772	46,125	- 9.4%
Net earnings	$73,898	$80,248	- 7.9%
Net earnings per common share,
diluted	$1.41	$1.54	- 8.4%
Weighted average shares outstanding,
diluted	52,328	52,251	+ 0.1%
Supplementary Data
Amortization	$158	$162
Depreciation	10,645	10,980
Capital expenditures	10,334	16,261

SOURCE Valassis

        -0- 10/21/2004
        /CONTACT: Sherry Lauderback of Valassis, +1-734-591-7374, Fax: +1-734-591-4503, lauderbacks@valassis.com/
        /Web site: http://www.valassis.com/
        (VCI)

CO: Valassis
ST: Michigan
IN: ADV PUB
SU: ERN CCA MAV ERP